Exhibit 23.1

Consent of Independent Auditor

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-109410) of SINA Corporation of our report dated June 4, 2004, relating to the consolidated financial statements of Crillion Corporation which appears in the Current Report on Form 8-K/A of SINA Corporation.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Beijing, China
June 7, 2004